EXHIBIT 10.3

BONUS PLAN

This Bonus Plan (Plan”), dated as of February 7, 2005, is provided by SMTC Manufacturing Corporation of Canada (“SMTC Canada”) to John Caldwell (“the Executive”) on the terms and conditions set forth herein. Certain capitalized terms used in this Plan are defined in paragraph 1 hereof.

1. Definitions. The following definitions apply for all purposes of this Plan.

“Affiliate” of any person means (a) any other person directly or indirectly owning, controlling, or holding with power to vote, five percent or more of the outstanding voting securities of such person, (b) any person five percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such person and (c) any other person directly or indirectly controlling, controlled by, or under common control with, such person.

“Base Salary” means the annual salary of the Executive as established by the Company with respect to the Executive, as set forth in his Employment Agreement.

“Bonus Percentage” means 100%.

“Board” means the Board of Directors of SMTC Corporation.

“Cause” shall have the same meaning as under Section 4.8 of the Executive’s Employment Agreement.

“Company” means SMTC Corporation and its Affiliates.

“Disability” shall have the same meaning as under Section 4.5 of the Executive’s Employment Agreement.

“EBITDA” shall mean, with respect to any fiscal period, the consolidated net income of the Company determined in accordance with generally accepted accounting principles, plus (1) all amounts deducted in computing such net income in respect of interest, plus (2) all amounts deducted in computing such net income in respect of amortization and depreciation, plus (3) all amounts deducted in computing such net income in respect of income taxes plus (4) all amounts deducted in computing such net income resulting from extraordinary or non-recurring gains or losses or from the write-up of any assets, and any amounts included in net income in respect of income earned or accrued other than in the ordinary conduct of the Company’s business, minus (5) all amounts added in computing such net income resulting from extraordinary or non-recurring gains or losses or from the write-up of any assets, and any amounts included in net income in respect of income earned or accrued other than in the ordinary conduct of the Company’s business.

“Employment Agreement” means the employment agreement between the Executive and SMTC Manufacturing Corporation of Canada, dated February 7, 2005.

“Target” means the performance goals of the Company. Such goals would include but be limited to annual EBITDA, as established by Company management and approved by the Board as part of its annual operating plan.

“Target Bonus” means the annual bonus amount to be paid by SMTC Manufacturing Corporation of Canada to the Executive pursuant to paragraph 2.

“Target Bonus Portion” means, with respect to an Executive, the annual bonus amount, expressed as a percentage of the Executive’s Target Bonus, to be paid by SMTC Manufacturing Corporation of Canada to such Executive pursuant to paragraph 3.

“Target Percentage Level” means the performance level of the Company, expressed as a percentage of Target.

“Target Shortfall” means the percentage by which the Company’s actual results falls below Target for fiscal year (as defined below).

2. Target Bonus. For each fiscal year beginning on January 1, 2005 and ending on December 31st of each year thereafter (the Fiscal Year”), Executive shall be entitled to an annual bonus (“Target Bonus”) in an amount equal to his Base Salary times his Bonus Percentage. A Target Bonus shall only be payable to the Executive if the Company meets its Target for the Fiscal Year. If actual results exceeds Target for the Fiscal Year, the Bonus Percentage may be increased in the sole discretion of the Board.

3. Target Bonus Portion. If the Company’s performance level is not at Target, the Executive shall be entitled to a Target Bonus Portion, if any, calculated as follows: If actual results are equal to or greater than 90% of Target for the Fiscal Year but less than 100% of Target, then the Target Bonus Portion will be equal to the Base Salary multiplied by the percentage arrived at by subtracting the Target Shortfall multiplied by five from 100%.

Determinations of the amount of EBITDA and all performance goals in connection with the Target Bonus and the Target Bonus Portion shall be made by the Board in its sole discretion, based upon the Company’s financial statements (to the extent possible), and such determination shall be conclusive and binding upon the Company SMTC Canada, and the Executive. In the event of any acquisition, merger, recapitalization or other similar event, or any change in generally accepted accounting principles or the application thereof, the Board, in its sole discretion, may make such adjustments to the Target, to the calculation of the Target Bonus and the Target Bonus Portion, to the definition of EBITDA and other goals or to the other provisions hereof as the Board may deem necessary or reasonably desirable so that the Target Bonus or Target Bonus Portion hereunder shall appropriately relate to the results of operations of the Company after giving effect to such event. Each determination of the Target Bonus or Target Bonus Portion shall use as a reference point the Company’s annual audited financial statements and, if made in good faith, shall be conclusive and binding upon the Company, SMTC Canada and the Executive, absent manifest error.

4.	Termination of Employment.

a.	If the Executive’s employment ends before the end of the Fiscal Year for any of the following reasons:

i.	in the event of the Executive’s death;

ii.	in the event of the Executive’s Disability; or

iii.	in the event the Company terminates Executive’s employment for other than Cause,

then the Executive shall be paid his Target Bonus or Target Bonus Portion, as applicable, prorated for the time of his actual employment during the Fiscal Year.

b. If the Executive’s employment ends for a reason other than those enumerated in subparagraph 4.a. above, the Executive shall not receive any bonus based on the Company’s performance for the Fiscal Year.

5.	Form and Payment. Payment of all amounts due under this Plan shall be made promptly after audited financial statements for the fiscal year are sent to the Company’s shareholders The Board in its sole discretion, may pay up to 100% of the Target Bonus or the Target Bonus Portion, as applicable, through the grant of fully vested deferred share units, each such unit being equivalent to the fair market value of a single share of common stock of the Company on the date of grant.

6.	Term. Subject to earlier termination as provided in paragraph 4, this Plan shall be effective for the each fiscal year commencing January 1, 2005.

Very truly yours,

SMTC CORPORATION

By:	/s/ William Brock
Title:	Director

SMTC MANUFACTURING CORPORATION OF CANADA

By:	/s/ William Brock
Title:	Director

Acknowledged:

/s/ John Caldwell
John Caldwell